FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

(UBS Select Government Capital Fund and UBS Select Treasury Capital Fund)

UBS SERIES FUNDS

1285 Avenue of the Americas

New York, New York 10019

Dated as of August 20, 2019

UBS Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Government Capital Fund and UBS Select Treasury Capital Fund (each, a “Fund”) are series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. You hereby agree that you will waive a portion of the administrative fee payable to you by each Fund and/or reimburse the Fund for its other operating expenses, and cause your affiliate UBS Asset Management (US) Inc. to waive its non-Rule 12b-1 shareholder servicing fees, to the extent that the aggregate operating expenses through August 31, 2020 (or any earlier liquidation) otherwise would exceed 0.20% (the “Maximum Permitted Rate”).

3. You further agree that you will continue the applicable administrative fee waiver and/or expense reimbursement under Paragraph 2 above until the later of August 31, 2020 (or any earlier liquidation) or the date on which a Fund’s prospectus is updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

4. The Maximum Permitted Rate does not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) interest, taxes, brokerage commissions and extraordinary expenses, and you are not obligated to waive administrative fees or reimburse operating expenses to the extent that the Fund’s aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

5. The Company, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the fee waiver/expense reimbursement to you. Such repayment shall be made only out of assets of the Fund for which a fee waiver/expense reimbursement was made. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed the Fund for its operating expenses under this Agreement without causing the aggregate operating expenses of the Fund during a year in which such repayment is made to exceed the applicable Maximum Permitted Rate. The Company agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

6. This Agreement shall terminate automatically upon the termination of the administration agreement between you and the Company with respect to a Fund; provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Company and you agree otherwise.

7. You understand that you shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Company, nor any of the Company’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 7 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

UBS SERIES FUND, ON BEHALF OF ITS UBS SELECT GOVERNMENT CAPITAL FUND AND UBS SELECT TREASURY CAPITAL FUND, SEVERALLY AND NOT JOINTLY

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name:	Keith A. Weller	Name:	Eric Sanders
Title:	Vice President & Secretary	Title:	Vice President & Assistant Secretary

The foregoing Agreement is hereby

accepted as of August 20, 2019

UBS Asset Management		UBS Asset Management
(Americas) Inc.		(Americas) Inc.

By:	/s/ Joanne M. Kilkeary	By:	/s/ Nancy D. Osborn
Name:	Joanne M. Kilkeary	Name:	Nancy D. Osborn
Title:	Executive Director	Title:	Director